Exhibit 99.1

NEWS RELEASE

For Immediate Release

ALERIS ANNOUNCES REDUCTION

AT ROXBORO COIL COATING FACILITY

BEACHWOOD, OH – November 24, 2008 – Aleris International, Inc. announced today that it will be idling one of the coil coating lines at its Roxboro, North Carolina facility effective December 1, 2008.

The Roxboro coil coating facility supplies coated aluminum coil for building and construction, transportation, distribution and consumer durables applications. This action will affect 45 salaried and hourly employees at the facility and will reduce potential production by approximately 25 MM pounds per year.

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates over 40 production facilities in North America, Europe, South America and Asia, and employs approximately 8,400 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

Contact:	Sean Stack
Aleris International, Inc.
Phone # 216-910-3504

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings; future improvements in margins, processing volumes and pricing; overall 2008 operating performance; anticipated effective tax rates; expected cost savings; success in integrating and anticipated synergies resulting from Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; the anticipated economic environment in 2008; and future benefits from acquisitions and new products. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives;

continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; the difficult conditions in the capital, credit, commodities, automobile and housing markets and in the current economy; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended September 30, 2008, particularly the section entitled “Risk Factors” contained therein.